Exhibit 99.1

A4S Security, Inc.

Corporate Profile

November 28, 2005

		Price Range Post IPO (Post Unit Separation)
	Avg. Daily Volume	Low	High	Current Price	Symbol
NasdaqSC & ArcaEx:
Common Stock	18,400	$5.01	$6.50	$5.92	SWAT
Warrants (Exercisable @ $9)				$1.25	SWATW

Initial Public Offering	July 18, 2005	1,380,000 Units at $6.00

Corporate Structure:

Total Common Shares Outstanding	3,961,000
Shares in Public Float	1,380,000
Total Market Cap	$23,449,000

September 30, 2005
Financial Profile:

Current Assets	$6,145,000
Total Assets	$6,364,000
Current Liabilities	$384,000
Long-term liabilities	$—
Stockholders' Equity	$5,980,000
Total Liabilities & Equity	$6,364,000

        A4S Security, Inc., develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications.

        ShiftWatch®is a leading digital video surveillance solution for rugged mobile applications. The ShiftWatch®product line delivers superior quality and versatility for diverse industries, including use in public transportation, law enforcement and military and defense agencies. ShiftWatch® product solutions enable agencies and corporations to:

•	Increase security
•	Manage liability
•	Reduce litigation expenses
•	Mitigate threat
•	Monitor and supervise employees
•	Facilitate personnel training

        ShiftWatch® offers easy to use, high resolution, upgradeable solutions with low total cost of ownership and rapid return on investment. Video from multiple camera placements and multiple data feeds is recorded in industry standard format, enabling easy playback on any standard Windows PC based media player. Complete media management capabilities include the ability to search by time and location, utilizing GPS data, view synchronized playback from multiple viewpoints, and provide long-term data integrity and archival management.

Recent Developments

»	Kansas City Area Transit Authority (KCATA) is installing the just released ShiftWatch® Video Advertising System (VADS) onto select buses through a partnership pilot program. VADS uses broadcast quality, full motion video to provide transit agencies with a revenue-generating solution to offset the cost of their video security systems.
»	KCATA has specified the ShiftWatch® Transportation Video Surveillance (TVS) System for nineteen additional KCATA new buses for installation by Gillig Corporation within the next 90 days.
»	San Joaquin Regional Rail Commission (SJRRC) has chosen A4S’s ShiftWatch® TVS system to initially install 31 ShiftWatch® TVS systems in SJRRC’s Altamont Commuter Express (ACE) train system in Stockton, California. Additionally, the contract award includes an option for SJRRC to purchase additional units, or to assign this right to purchase to any other transit agency, in accordance with this contract for the next three years.
»	The ShiftWatch®Law Enforcement (LE) Video Surveillance System is being installed in the New Dodge Charger Police Package. Dodge is currently launching the all-new Dodge Charger police unit. A4S will install their ShiftWatch® system in two Dodge Charger police vehicles that will be used to demonstrate to law enforcement agencies around the U.S. the technological capabilities contained within the Dodge police vehicle.
»	A team of explosive experts from the Larimer County (Colorado) Sheriff’s Department conducted a controlled explosion at its practice range facility, subjecting two of A4S’s systems to explosions similar to those used in the London and Madrid terrorist bombing attacks. The ShiftWatch®system is designed with two types of storage to provide redundancy—an internal hard drive and Sony’s Advanced Intelligent Tape™ (AIT) digital tape drive to provide critical backup support. This removable digital tape storage configuration also has a number of economic, shelf life and transportation advantages. Following the explosion, the internal hard drive and associated power and control components were destroyed while the digital tape in both units survived and all data and video on the Sony AIT™ digital tape was intact.
»	ShiftWatch® TVS, a state-of-the-art mobile digital video recorder that captures full-motion, high resolution, multi-camera video from all cameras simultaneously, was shown at the American Public Transportation Association (APTA) Annual Meeting in Dallas, TX, September 25-28, 2005.
»	ShiftWatch® LE, a high resolution video recorder with GPS integration and interoperable video formats was demonstrated at the International Association of Chiefs of Police (IACP) Annual Conference in Miami, FL, September 24-28, 2005.
»	A4S Security’s next generation of ShiftWatch® TVS has been released from development and testing to the market. This upgrade is physically more compact and provides significant customer requested software enhancements. A4S engaged its development team to produce enhancements to its core product currently in use, following customer feed back and in-depth testing.

Corporate Overview

A4S was formed in 1999 to pursue the development of technology for use by the United States Air Force. A4S developed digital technology capable of capturing multiple feeds of video, audio and data, including the utilization of Global Positioning Satellite (“GPS”) Time, to provide simultaneous time and location synchronized views of multiple video, audio and data streams of flight and weapons systems for use by the Air Force. A4S retained the proprietary commercial rights to this software development, which today is the core technology of A4S’s commercial transportation and police evidence video recorder products.

A4S markets its patent pending high-resolution mobile and fixed base digital video recording systems for security and surveillance. The ShiftWatch® mobile digital recording product line, has been designed for transportation, law enforcement, and general security applications. Tapestream™, A4S’s proprietary data capture technology, records high-resolution video at broadcast quality in a mobile environment to both digital tape and a hard drive. The digital tape used has over three hundred times the data reliability at as low as 20% of the cost as compared to a ruggedized removable hard drive used for the same capacity. Furthermore, the digital tape can be easily removed and the vehicle can continue in service with an additional digital tape knowing that critical evidence has been secured and evidence continues to be accumulated. The digital tape has a storage capacity of up to 80 gigabytes, can be maintained as evidence for up to 30 years can be reliably replayed as we use a standard (MPEG-2) which assures the ability to access the information. ShiftWatch® products are designed to be interoperable between transportation, law enforcement and stationary surveillance applications. All ShiftWatch® systems record to standards-based video formats that can be played back on any standard PC.

ShiftWatch® stands out from the digital mobile video recorder (“DMVR”) products used by its competitors through numerous performance advancements, including the ability to record up to 16 simultaneous video feeds in MPEG2 (“DVD quality”). The ShiftWatch® DMVR also is the only product in the market with redundant recording technology. The ShiftWatch® unit contains both a hard disk recorder and a Sony® AIT-3 digital tape drive. The value of the redundant Sony® digital tape drive was recently reinforced when a test explosion was undertaken, destroying the hardware components, however the flexible Sony® digital tape survived the explosion, and the full video and data feed stored on the tape was captured by the A4S technical team.

Patent claims have been filed and are outstanding on the ShiftWatch® product, including claims pending on its redundant storage methodology and the use of MPEG2 video in mobile surveillance applications.

ShiftWatch® uses Sony’s innovative Advanced Intelligent Tape™ (AIT) platform as the removable digital tape storage technology used within the ShiftWatch® product solutions because the AIT platform provides ease of use and flexibility, minimal downtime and multi-partitioning. Current A4S product offerings use the Sony Turbo AIT-2 digital tape cartridge, which delivers 80 gigabytes of data storage at a transfer rate of 12 megabytes per second. AIT technology is an economical solution with a low cost-per-gigabyte and it delivers superior performance, density and reliability. The collaboration with Sony is believed to be a significant step in advancing our digital video surveillance technology to meet the storage capacity and reliability needs required for video surveillance in high profile facilities.

Marketing efforts with respect to A4S’s mobile products primarily target metropolitan transportation authorities and local law enforcement agencies. It is believed that commercial airlines and freight carriers are potential future markets for the mobile products. A4S’s stationary system has broad potential market coverage including retail establishments, financial centers, government installations, military sites, casinos, and installations designed to compliment the mobile product placement in mass transit and law enforcement vehicles.

In October 2005, A4S was awarded a five-year General Services Administration (GSA) contract, with options to extend up to an additional 15 years. The contract will enable A4S to sell its products to federal government agencies and it is believed this will help increase the customer base. The contract qualified A4S to make sales to law enforcement and security systems and allows for sales under the small business size standard exemption. By virtue of the contract, A4S may participate in the GSA’s Federal 1122 Program and multiple state award schedules program. These programs allow state and local law enforcement agencies to directly receive the purchasing benefits of the procurement procedures and channels that the GSA has developed.

Industry Overview \ Security Market

According to the American Public Transportation Association, in 2003 there were approximately 77,328 passenger buses, 5,959 commuter rail vehicles, 1,482 light rail vehicles and 10,754 heavy rail vehicles in use in the United States. Additionally, the School Bus Information Council estimates that there are approximately 450,000 school buses transporting children to school daily and the Bureau of Transportation Statistics estimates there are approximately 511,000 interstate freight motor carriers in the United States. There were approximately 420,000 law enforcement vehicles in the United States as of 2001. According to a 2005 market study prepared by Frost & Sullivan, the digital video recorder segment of the video surveillance equipment market should be the fastest growing segment through 2010. Frost & Sullivan estimates that the digital video recorder market should grow at a compound annual growth rate of 21.4% through 2010. A4S believes the transportation and law enforcement authorities and carriers that maintain and procure these vehicles represent potential markets for the ShiftWatch® digital video recording systems.

Additional Information:

For additional information about A4S Security and ShiftWatch® solutions please visit www.shiftwatch.com.

Forward Looking Statements

The above information includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in this information that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company’s products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this information should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.